Exhibit 10.19

NUCO2 INC.,
as Master Manager

and

NUCO2  MANAGEMENT LLC,
as Transaction Manager

MASTER MANAGEMENT AGREEMENT

Dated as of May 28, 2008

TABLE OF CONTENTS

(continued)

		Page

Section 8.14.	Counterparts	17
Section 8.15.	Limitation on Payment	17
Section 8.16.	Status of Parties	17
Section 8.17.	Limitations on Authority	17
Section 8.18.	Headings and Captions	17

ii

MASTER MANAGEMENT AGREEMENT

This MASTER MANAGEMENT AGREEMENT (the “Master Management Agreement”) is dated as of May 28, 2008, and is by and between NUCO2 INC., a Florida corporation (the “Master Manager”) and NUCO2 MANAGEMENT LLC, a Delaware limited liability company (the “Transaction Manager”).

PRELIMINARY STATEMENT

WHEREAS, the Master Manager and the Transaction Manager desire to set forth the terms upon which the Master Manager will provide strategic advisory and management services to the Transaction Manager to enable the Transaction Manager to satisfy its obligations under the Transaction Management Agreement (as defined in the Indenture referred to below).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.  Defined Terms.

(a)           Except as otherwise expressly provided herein or unless the context otherwise requires, the capitalized terms used, but not defined, herein shall have the respective meanings specified in Annex A of that certain base indenture, dated as of May 28, 2008 by and among NuCO2 Funding LLC (the “Master Issuer”), NuCO2 Supply LLC (the “Equipment Holder”), NuCO2 LLC (the “Contract Holder”), NuCO2 IP LLC (the “IP Holder”) and U.S. Bank National Association, as trustee, administrative agent and securities intermediary, as supplemented by that certain Series 2008-1 Supplement dated as of the same date (collectively, the “Indenture”), which is incorporated herein by this reference.  The definitions of such terms are equally applicable both to the singular and plural forms of such terms.  As used in this Agreement, “Intercompany Agreement MAE” shall mean a material adverse effect on (i) the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Co-Issuers or (ii) the ability of the Co-Issuers to perform (A) their obligations under any of the Intercompany Agreements or (B) their obligations under the Customer Contracts (taken as a whole).  As used in this Agreement, “Intercompany Agreement” shall mean any of this Agreement, the Employee Services Agreement, the Securitization IP License Agreement, the First Tier Contribution Agreement, the Transaction Management Agreement, the Delivery and Customer Services Agreement, any Second-Tier Contribution Agreement and any other agreement entered into by and between the Affiliates of NuCO2 pursuant to or related to the Indenture.

(b)           All references in this instrument to designated “Articles,” “Sections,” “Subsections” and other subdivisions are to the designated Articles, Sections, Subsections and other subdivisions of this instrument as originally executed or if amended or supplemented, as so amended and supplemented.  The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Master Management Agreement as a whole and not to any particular Article, Section, Subsection or other subdivision.  The words “including” and “include” shall be deemed to be followed by the words “without limitation”.

ARTICLE II.

DUTIES OF THE MASTER MANAGER

Section 2.1.  Nature of Services.

(a)           Master Management Services.

(i)                                     The Transaction Manager hereby appoints the Master Manager, as manager, to provide, and the Master Manager hereby accepts such appointment and agrees to perform the following services: (A) monitoring industry conditions and advising the Issuer Subsidiaries regarding the adoption of practices (including revisions to collection and servicing policies) to meet changing needs of Customers and (B) advising the Securitization Entities regarding business strategy and the continued development and expansion by the Contract Holder of its Customer base and the products and services offered to such Customers, including causing adequate capital, to the extent available, to be expended in connection therewith; and

(ii)                                  The Master Manager shall cause each of the Securitization Entities and the Employee Company to comply with and to perform, its respective obligations under each of the Related Documents and the Collateral Bulk Gases Business Documents to which it is a party

The afore-described services in clauses (i) and (ii) (the “Master Management Services”) shall be performed by the Master Manager in accordance with the standards set forth in Section 2.1(b) hereof and as agent for and on behalf of the Transaction Manager.  The list of Management Services may be amended from time to time by mutual agreement of the Master Manager and the Transaction Manager; provided, that any amendment to reduce the scope of existing Master Management Services shall require the prior consent of the Control Party.

(b)           Master Manager’s Standard of Performance for Master Management Services.  The Master Manager shall perform the Master Management Services in a manner that (i)(A) is in accordance with the practices of the Master Manager immediately prior to the Closing Date and (B) to the extent of changed circumstances, practices, technologies, strategies or implementation methods, procedures and degrees of care, is at least equal or superior to that employed by third parties generally recognized as competent managers of businesses and assets of a nature reasonably similar to those managed hereunder; (ii) would enable the Master Manager to cause compliance by the Securitization Entities in all material respects with all of the duties and obligations of the Securitization Entities under the Related Documents and the Collateral Bulk Gases Business Documents; (iii) is in compliance in all material respects with the Customer

Contracts, Third Party IP License Agreements, Delivery Truck Leases, Real Estate Leases, Supply Contracts and other agreements and arrangements with Customers and other parties; and (iv) is in compliance in all material respects with all applicable requirements of law (collectively, the “Master Management Standard”).  To the extent that the Master Management Standard is modified as a result of a change described in sub-clause (i)(B) of the definition thereof, such change will be described in the next following Monthly Manager’s Certificate.

(c)           Discretionary Powers.  The Master Manager shall exercise all discretionary powers involved in connection with the Master Management Services, subject to the terms hereof, and shall be required to, except as may otherwise be provided herein, pay at its sole cost and expense all costs and expenses incurred in connection therewith that may be necessary or advisable for the carrying out of the transactions contemplated by this Master Management Agreement.  The Master Manager may, for its own account, seek the assistance of other Persons in carrying out any and all of its duties hereunder and may enter into sub-management agreements in connection therewith; provided, that the Master Manager will at all times remain liable for the performance of the Master Management Services provided herein.

(d)           No Financial Liability.  No provision of this Master Management Agreement will require the Master Manager to expend or risk its funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder, if the Master Manager has reasonable grounds for believing that repayment of such funds, or adequate indemnity against such risk or liability, is not compensated by the payment of the Master Management Fee or the reimbursement of the expenses incurred in the course of performance of the Master Management Services, and is otherwise not reasonably assured or provided to it.  Further, the Master Manager will not be obligated to perform any services not enumerated or otherwise contemplated hereunder, unless the Master Manager determines that it is more likely than not that it will be reimbursed for all of its expenses incurred in connection with such performance.

(e)           Approvals.  The Master Manager shall consult with and obtain approval from the Transaction Manager for any action that is not within the scope of the Master Management Services.  The Master Manager shall not take any action pursuant to this Master Management Agreement on behalf of the Transaction Manager, the Master Issuer, the Contract Holder, the Equipment Holder or the IP Holder, as the case may be, which is inconsistent with, or would cause the Transaction Manager, the Master Issuer, the Contract Holder, the Equipment Holder or the IP Holder, as the case may be, to be in breach of, a provision of any of the Related Documents or any applicable law.  Notwithstanding the foregoing, to the extent not expressly delegated to the Master Manager hereunder or to the Replacement Manager pursuant to Section 6(c) of the Replacement Management Agreement, the Member of the Transaction Manager retains full power and authority (subject to Section 6(c) of the Replacement Management Agreement) to direct the management of the Transaction Manager in accordance with its Organizational Documents and the laws of the State of Delaware.

(f)            Principal Place of Business.  All activities hereunder by the Master Manager shall be conducted from the Master Manager’s principal place of business identified in Section 8.1 hereof, or at such other location, provided the Transaction Manager, the Rating Agencies, the Trustee, the Administrative Agent and the Replacement Manager are provided 30 days’ prior written notice with respect to such other location.

(g)           Leadership Team.  The Master Manager shall use commercially reasonable efforts to ensure that at all times the Leadership Team (including replacements of members thereof) in the aggregate has sufficient experience to enable the Master Manager to perform the Master Management Services, and any replacement member of the Leadership Team will have at least ten years of general business experience (including at least five years of management experience), or, in the case of the general counsel, eight years of experience as a lawyer.  To the extent that a member of the Leadership Team is replaced, notice of such replacement will be provided in the Monthly Manager’s Certificate.

(h)           Sub-license Grant.  (i)  The Transaction Manager grants to the Master Manager a non-exclusive, royalty-free sub-license in and right to use the Securitization IP to the extent reasonably necessary for the Master Manager to perform its obligations hereunder.  The Master Manager shall use the Securitization IP sub-licensed pursuant to this Section 2.1(h) subject to the terms of the Related Documents and any other agreements relating to the Securitization IP.  The foregoing sub-license grant shall extend to the Master Manager’s employees, agents and, solely to the extent the same are permitted to perform obligations of the Master Manager hereunder, independent contractors.  Such sub-license shall terminate on the date this Master Management Agreement is terminated.

(ii)           The Master Manager acknowledges that it is not the owner of the Securitization IP and that its right to use the Securitization IP is derived solely from this Master Management Agreement.  The Master Manager acknowledges that the IP Holder is the owner of the Securitization IP and that the IP Holder granted a license to the Transaction Manager and the Transaction Manager is granting a sub-license to the Master Manager in accordance with and subject to the license granted by the IP Holder in favor of the Transaction Manager.  The Master Manager acknowledges that it shall not acquire or claim adversely to the IP Holder any right, title or interest in and to any of the Securitization IP or any of the goodwill related thereto.  The Master Manager acknowledges that each and every use of the Securitization IP by the Master Manager under this Master Management Agreement and any and all goodwill resulting from the Master Manager’s use of the Securitization IP shall at all times inure to the benefit of the IP Holder, and the Master Manager agrees to execute any and all documents that may be submitted to the Master Manager reasonably necessary to carry out the intention of this covenant.  This covenant shall survive termination of this Master Management Agreement for any reason.

(iii)          The Master Manager shall immediately notify the Transaction Manager of any apparent infringement of, challenge to the Master Manager’s use of, or adverse claim of rights to, the Securitization IP, and the Master Manager shall not communicate with any Person other than the IP Holder and the Transaction Manager and its counsel or the Master Manager’s counsel in connection with any such infringement, challenge or claim.

(iv)          The Master Manager acknowledges that, to the fullest extent allowed by law, all Copyrights included in any After-Acquired IP Assets created as a result of the Master Manager’s services hereunder shall be considered a “work made for hire,” as that term is defined in Section 101 of the United States Copyright Act, as amended, and shall vest in the IP Holder as author.  Any right, title and interest in and to the After-Acquired IP Assets, whether copyrightable or not, including any works which may be deemed by competent authority not to be “works made for hire” created pursuant to this Master Management Agreement, is hereby assigned by the Master

Manager to the IP Holder.  The Master Manager shall, at its own expense, execute, and secure the execution or other written authorization from the applicable authors retained by the Master Manager, of all Copyrights or other transfer or conveyance of ownership in any such After-Acquired IP Assets to the IP Holder.

Section 2.2.  Master Management Fee and Reimbursement of Expenses.

(a)           As compensation for the performance of the Master Management Services, the Master Manager, or any Person operating on its behalf, shall be entitled to receive and accrue to its benefit, the Master Management Fee.  In addition, the Master Manager, or any Person operating on its behalf, shall be entitled to reimbursement of all expenses incurred by the Master Manager, or any Person operating on its behalf, in the course of its performance of the Master Management Services.  The Master Management Fee will be adjusted annually based on the CPI.  The Master Management Fee and the reimbursement of expenses shall be payable solely from amounts received by the Transaction Manager, or any Person operating on its behalf, pursuant to the terms of, and only to the extent amounts are available for payment under, Section 5.13 of the Base Indenture.  Upon a Master Manager Default of the type described in Section 7.1(j) or (k) hereof and during the Hot Replacement Manager Phase (as defined in the Replacement Management Agreement), the Master Manager acknowledges that the Master Management Fee may be reduced, in whole or in part, by an amount necessary to pay the Replacement Manager as provided for and in accordance with the Replacement Management Agreement.

(b)           Power of Attorney.  Subject to Section 6(c) of the Replacement Management Agreement, so long as this Master Management Agreement is in effect, the Transaction Manager hereby irrevocably constitutes and appoints the Master Manager, or any Person operating on its behalf, and any officer thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority to act in the place and stead of the Transaction Manager and in the name of the Transaction Manager or in its own name, from time to time in the Master Manager’s discretion, for the purpose of providing the Master Management Services in accordance with the terms of this Master Management Agreement, and will execute the power of attorney in the form attached hereto as Exhibit A, which power of attorney shall terminate with respect to the Master Manager in the event that the Master Manager’s rights under this Agreement are terminated as provided for herein but shall be effective for each successor Master Manager.

ARTICLE III.

TERM OF AGREEMENT

The term of this Master Management Agreement shall commence on the date hereof (the “Effective Date”) and, except as provided in Article VII, shall expire on the last day of each calendar month thereafter; provided, however, that the Transaction Manager may renew this Master Management Agreement for the following calendar month if it gives the Master Manager prior written notice  of such election (which notice will be included in the Monthly Manager’s Certificate which the Transaction Manager will provide to the Master Manager as provided in Section 4.1(b) of the Base Indenture).  Should the Transaction Manager fail to deliver a written notice of renewal, the Transaction Manager may, at any time prior to the end of the next calendar month deliver a notice to the Master Manager that it wishes to reinstate this Master Management Agreement, in which case this Master Management Agreement shall be deemed to have been renewed for such calendar month.  The Master Manager may terminate this Master Management Agreement any time following the date that the Indenture has been satisfied and discharged in accordance with the terms thereof.

ARTICLE IV.

DEPOSIT OF CUSTOMER COLLECTIONS

The Master Manager acknowledges and agrees that all Customer Collections shall be the property of the Contract Holder.  All Customer Collections received by the Master Manager shall be deposited by the Master Manager into the Concentration Account within two Business Days after receipt thereof.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE MASTER MANAGER

Section 5.1.  Representations and Warranties.  The Master Manager represents and warrants to and in favor of the Transaction Manager that as of the Effective Date:

(a)           Organization, Power, Qualification.  The Master Manager is a corporation duly organized, validly existing and in good standing under the laws of Florida, has the power, legal right and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and the failure to be so qualified would, individually or in the aggregate, have an Intercompany Agreement MAE.

(b)           Authorization, Enforceability.  The Master Manager has the requisite corporate power, and has taken all necessary corporate action, to authorize it to execute, deliver and perform this Master Management Agreement in accordance with its terms and to consummate the transactions contemplated hereby.  This Master Management Agreement has been duly executed and delivered by the Master Manager and is a legal, valid and binding obligation of the Master Manager, enforceable in accordance with its terms, subject, as to enforcement of remedies, to any applicable bankruptcy, insolvency or other similar law affecting the enforcement of creditors’ rights and secured parties generally, and subject to the limitation that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(c)           Non-Contravention.  The execution, delivery and performance of this Master Management Agreement in accordance with its terms and the consummation of the transactions contemplated hereby by the Master Manager do not and will not (i) require any consent or approval of any Person, except for consents and approvals that have already been obtained, (ii) violate any Requirements of Law, (iii) conflict with, result in a breach of, or constitute a default under its Organization Documents, as the same may have been amended or restated, or conflict with, result in a breach of or constitute a default under (with or without notice or lapse of time or both) any indenture, agreement or other instrument, to which the Master Manager is a party or by which it or any of its properties or assets may be bound, which conflict, breach or default would have an Intercompany Agreement MAE, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Master Manager except the Lien in favor of the Noteholders under the Indenture.

(d)           No Litigation.  Except as set forth in Schedule 5.1(d) hereto, there is no pending action, suit, proceeding or investigation, against or affecting the Master Manager before any court, administrative agency, arbitrator or governmental body or, to the best knowledge of the Master Manager, any threatened action or proceeding, against or affecting the Master Manager before any of the foregoing which, if decided adversely to the Master Manager, would have an Intercompany Agreement MAE.  Except as set forth on Schedule 5.1(d) hereto, the Master Manager is not subject to any material order of any court, governmental authority or agency or arbitration board or tribunal.

Section 5.2.  Governmental Regulation.  No consent, order or other action of, or filing with, any Governmental Authority is required by the Master Manager in connection with the execution, delivery and performance of this Master Management Agreement, except those that have been obtained or made or where the failure to so obtain or make would not have an Intercompany Agreement MAE.

(a)           Investment Company.  The Master Manager is not an “investment company” within the meaning of the Investment Company Act.

(b)           Bankruptcy.  The Master Manager is not a debtor in a bankruptcy case.

(c)           Absence of Default.  The Master Manager is in compliance with all of the provisions of its Organizational Documents, as the same may have been amended or restated (or comparable constitutive documents) and no event has occurred, or failed to occur, which has not been remedied or waived, the occurrence or nonoccurrence of which constitutes, or which with the passage of time or giving of notice or both would constitute, (i) a Master Manager Default or (ii) a default by the Master Manager under any agreement or other instrument, or any judgment, decree or order to which the Master Manager is a party or by which the Master Manager or any of its properties or assets may be bound, which default would have an Intercompany Agreement MAE.

(d)           Absence of Liabilities.  The Master Manager has the ability to incur $1 of Indebtedness under the Master Manager Incurrence Test.  “Master Manager Incurrence Test” as used in this Master Management Agreement shall mean (i) the Master Manager Leverage Ratio is less than or equal to 8.0 times and (ii) the Master Manager Interest Coverage Ratio is greater than or equal to 1.5 times.

(e)           Taxes.  The Master Manager has timely filed all tax returns (federal, state and local) which are required to be filed and has paid all taxes related thereto where the failure to do so would have an Intercompany Agreement MAE.  Except as disclosed on Schedule 5.1(e) hereto, there has been no waiver of any statutes of limitation in respect of taxes or agreement to any extension of time with respect to a tax assessment or deficiency of the Master Manager; there is no claim, audit, action, suit or proceeding against or with respect to the Master Manager in any tax; the Master Manager has not received from any taxing authority any formal or informal (i) notice indicating an intent to open an audit or other review, (ii) request for information related to tax matters or (iii) notice of deficiency or proposed adjustment for any amount of tax proposed, asserted or assessed by any taxing authority against the Master Manager.

(f)            Defaults.  The Master Manager has no knowledge of any Master Manager Default, Transaction Manager Default or Indenture Event of Default or any event which the Master Manager reasonably believes will result in the occurrence of an Indenture Event of Default, Transaction Manager Default or Master Manager Default.

(g)           Subsidiaries.  Other than the Securitization Entities and the Employee Company there are no corporations, partnerships, limited liability companies, joint ventures or other business entities in which the Master Manager owns, of record or beneficially, a direct or indirect equity interest or contract or agreement, contingent or otherwise, to acquire the same.

(h)           Insurance.  The Master Manager has the insurance set forth on Schedule 5.1(h) hereto, with financially sound insurers, and such insurance provides coverage against such risks and on such amounts (subject to deductibles) as is customary for business operations of the type conducted in respect of the transactions contemplated by the Related Documents.

(i)            No ERISA Plan.  Neither the Master Manager nor any corporation or trade, business, organization or other entity (whether or not incorporated) that would be treated together with the Master Manager as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA has established, maintains, contributes to, or has any liability in respect of (or has in the past six years established, maintained, contributed to, or had any liability in respect of) any Plan.  No corporation or trade, business, organization or other entity (whether or not incorporated) that is a member of a Controlled Group which includes the Master Manager has any contingent liability with respect to any post-retirement welfare benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA or other applicable continuation of coverage laws.

ARTICLE VI.

COVENANTS OF THE MASTER MANAGER

Section 6.1.  Covenants.  So long as this Master Management Agreement remains in effect:

(a)           Financial Statements.  As soon as practicable and in any event within 45 days after the end of each of the first three quarters of each fiscal year (or, within 60 days after the end of the first fiscal quarter ending after the Closing Date), the Master Manager shall deliver to the Trustee, the Administrative Agent and the Rating Agencies an unaudited consolidated balance sheet of the Master Manager as of the end of each of the first three quarters of each fiscal year and unaudited consolidated statements of income and cash flows of the Master Manager for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarters; and as soon as practicable and in any event within 90 days after the end of each fiscal year, an audited consolidated balance sheet of the Master Manager as of the end of each fiscal year and audited consolidated statements of income and cash flows for the Master Manager for such fiscal year, setting forth in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP and accompanied by an opinion thereon of the Independent Accountants stating that such audited consolidated financial statements present fairly, in all material respects, the financial position of the companies being reported on and their results of operations and have been prepared in accordance with GAAP.  In the event the Master Manager incurs any Indebtedness greater than $25,000,000 within any one fiscal year, the Master Manager shall, as soon as practicable, and in any event within 90 days after the incurrence of such Indebtedness, deliver to the Trustee, the Administrative Agent and the Rating Agencies a stand-alone unaudited unconsolidated balance sheet of the Master Manager setting forth such Indebtedness.

(b)           Annual Accountants’ Reports.  As soon as practicable after the end of the Master Manager’s fiscal year, the Master Manager shall deliver to the Transaction Manager a separate report, concerning the fiscal year just ended, prepared by the Independent Accountants (the “Annual Accountants’ Reports”), to the effect that their examination was made in accordance with generally accepted auditing standards and accordingly included such auditing procedures as they considered necessary in the circumstances in accordance with the standards established by the American Institute of Certified Public Accountants, as such standards may be modified from time to time.

(c)           Notice of Defaults.  The Master Manager will give prompt notice in a manner consistent with Section 8.1 hereof to the Trustee and the Administrative Agent of (i) an Indenture Event of Default of which the Master Manager has actual knowledge, (ii) a Master Manager Default or Transaction Manager Default of which the Master Manager has actual knowledge, and (iii) any event of which the Master Manager has actual knowledge that the Master Manager reasonably believes will result in the occurrence of an Indenture Event of Default or Master Manager Default or Transaction Manager Default if not cured or waived within any relevant grace period (such notice, a “Notice of Default”).

(d)           Company Existence; Governing Documents.  The Master Manager will keep in full force and effect its existence and rights as a corporation under the laws of its state of organization and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Master Management Agreement.  The Master Manager shall maintain its existence separate and distinct from the Master Issuer and the Issuer Subsidiaries.   The Master Manager shall, on the date the audited financials are required to be delivered pursuant to Section 6.1(a) hereof, deliver an official Officer’s Certificate attesting that each of the Master Manager, Transaction Manager and each Securitization Entity has complied with the separateness covenants under the Related Documents in all material respects.

(e)           Modification of Customer Contract Origination Practices.  The Master Manager agrees that immediately prior to the Effective Date, one of its objectives was the development and maintenance of relationships with Customers pursuant to Customer Contracts that are (i)

written and (ii) of a long term nature.  The Master Manager agrees to cause the Equipment Holder or the Contract Holder to maintain the practice, with respect to all or a substantial portion of new and existing Customer Contracts, of (i) having written Customer Contracts and (ii) unless the Master Manager determines, in accordance with the Master Management Standard, that it is not commercially reasonable or practicable to do so, having Customer Contracts of a long term nature.  Nothing in this Section 6.1(e) shall prohibit the Master Manager from allowing (subject to the Master Management Standard) the Contract Holder or the Equipment Holder, on a case by case basis, to originate individual new Customer Contracts of a short term nature or modify individual existing Customer Contracts to shorten the term thereof.

(f)            Requirements of Law.  If the grant by the Master Issuer, Contract Holder, Equipment Holder and IP Holder of the first priority perfected security interests under the Indenture, or any portion or aspect thereof, requires any further approval, perfection or compliance with any Requirements of Law or administrative rule, or shall be prohibited under or in violation of any Requirements of Law or administrative rule, the Master Manager agrees to advise the Transaction Manager as to the action and cause the Master Issuer, Contract Holder, Equipment Holder and IP Holder, as applicable, to do all things reasonably necessary or advisable to obtain all such approvals and to accomplish such perfection or compliance, and/or expeditiously to remove any prohibition and cure any violation, so as to effectuate to the fullest extent permissible by law the entire security interest granted under the Indenture.

(g)           No Liens.  The Master Manager shall not create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind of the Transaction Manager, the Master Issuer, the Contract Holder, the Equipment Holder and the IP Holder other than the Lien of the Indenture and any other Related Documents and Permitted Liens.

(h)           Inspection.  At any time and from time to time, the Master Manager shall permit the Transaction Manager, the Master Issuer, the Contract Holder, the Equipment Holder, the IP Holder, the Administrative Agent, or their respective agents or representatives, during regular business hours and upon five Business Days’ prior written notice (but not more often than two times in any twelve month period so long as no Master Manager Default has occurred and is continuing):  (i) to examine and make copies of and abstracts from the books and records (financial and corporate) of the Master Manager, insofar as they relate to the assets of the Issuer Subsidiaries or its duties hereunder as Master Manager and (ii) to visit the offices and properties of the Master Manager for the purpose of examining such books and records and to discuss matters relating thereto and to the performance of the Master Manager under this Master Management Agreement with any of the officers or employees of the Master Manager having knowledge of such matters.

(i)            The Master Manager Not To Resign; No Assignment.

(i)                                     The Master Manager shall not resign from the duties and obligations hereby imposed on it except upon a determination by the Transaction Manager that by reason of a change in applicable legal requirements, the continued performance by the Master Manager of its duties under this Master Management Agreement would cause it to be in material violation of such legal requirements (i.e., requirements pursuant to law or regulation, rather than contractual), said determination to be evidenced by an opinion of counsel to such effect.

(ii)                                  The Master Manager may not assign this Master Management Agreement, without the prior written consent of the Transaction Manager.

(iii)                               Except as provided in this Section 6.1(i) or in Sections 7.2 and 7.3, the duties and obligations of the Master Manager under this Master Management Agreement shall continue until this Master Management Agreement shall have been terminated as provided in Articles III and VII, and shall survive the exercise by the Transaction Manager of any right or remedy under this Master Management Agreement, or the enforcement by the Transaction Manager of any provision of this Master Management Agreement.  The Master Manager shall continue to serve as Master Manager hereunder until such time as a successor shall be appointed and assume the duties of Master Manager hereunder.

(j)            Taxes.  The Master Manager shall (i) pay all Taxes when due or payable, together with any interest or penalty, addition to tax or additional amount imposed thereon or in connection therewith, (ii) file, when due, all tax returns, statements, reports or forms required to be filed with any taxing authority and (iii) except for consolidated tax returns, not become, or permit itself to become, liable for the Taxes of any other Person or entity, whether by contract, operation of law or otherwise.

(k)           Information.  All written information, reports and other papers and data furnished by the Master Manager hereunder shall be, at the time the same is so furnished, true and correct in all material respects.

(l)            Default.  The Master Manager shall not willfully cause the Transaction Manager or the Securitization Entities to default under the Related Documents.

(m)          Additional Issuances of Debt.  As soon as practicable after the issuance of additional debt by the Master Manager, the Master Manager shall deliver a certificate to the Trustee and Administrative Agent, evidencing the Master Manager’s compliance with the Master Manager Incurrence Test.

ARTICLE VII.

EVENTS OF DEFAULT

Section 7.1.  Master Manager Default.  Each of the following shall constitute a “Master Manager Default”:

(a)           default in the performance, or breach, of any covenant of the Master Manager in this Master Management Agreement, where such default or breach continues for a period of 30 days after the earlier of (i) the date on which an officer of the Master Manager first has actual, personal knowledge of such default or breach and (ii) the date on which a Notice of Default, specifying in reasonable detail, such default or breach and requiring it to be remedied shall have been given to the Master Manager; or

(b)           a failure of any representation or warranty of the Master Manager in this Master Management Agreement to be true and correct in all material respects as and when made, which, if susceptible of being cured, remains uncured 30 days after the earlier of (i) the date on which an officer of the Master Manager first has actual, personal knowledge of such failure and (ii) the date on which a Notice of Default, specifying in reasonable detail, such failure and requiring it to be remedied shall have been given to the Master Manager; or

(c)           the entry of a decree or order for relief by a court having jurisdiction in respect of the Master Manager in an involuntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Master Manager or of any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Master Manager and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(d)           the commencement by the Master Manager of a voluntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or the consent by the Master Manager to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Master Manager or any substantial part of its property or the making by the Master Manager of an assignment for the benefit of creditors or the failure by the Master Manager generally to pay its debts as such debts become due or the taking of action by the Master Manager in furtherance of any of the foregoing; or

(e)           a final non-appealable judgment shall be entered by any court against the Master Manager for (i) the payment of money the uninsured portion of which, together with the uninsured portion of all other outstanding final non-appealable judgments against the Master Manager, exceeds $15,000,000 in the aggregate and either (A) such judgment is not discharged within the period of 30 days after entry thereof or (B) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment shall not be in effect or (ii) for equitable or injunctive relief that has an Intercompany Agreement MAE; or

(f)            the Master Manager becomes an “investment company” under the 1940 Act; or

(g)           any Indebtedness of the Master Manager in the amount of $10,000,000 or more is in default and has been accelerated in accordance with the terms thereof; or

(h)           failure, upon and after giving effect to an incurrence of Indebtedness, to satisfy the Master Manager Incurrence Test; or

(i)            the occurrence and continuation of a Transaction Manager Default; or

(j)            the occurrence and continuation of an Indenture Event of Default; or

(k)           for any Payment Date, the Three-Month DSCR is less than 1.20 times (excluding the effect of all Contributions).

Section 7.2.  Termination of Master Manager.

(a)           In the event of a Master Manager Default or at any time during a Hot Back-Up Services Period (as defined in the Replacement Management Agreement), the Transaction Manager shall have all rights and remedies against the Master Manager as may exist at law or in equity, and in such event or period, as applicable, the Transaction Manager (at the direction of the Control Party or the Replacement Manager) may by notice then given in writing to the Master Manager (a “Master Manager Termination Notice”), terminate all or any part of the rights and obligations of the Master Manager under this Master Management Agreement.

(b)           After receipt by the Master Manager of a Master Manager Termination Notice, on the date that a successor Master Manager shall have been appointed by the Transaction Manager pursuant to Section 7.3, all authority and power of the Master Manager under this Master Management Agreement shall pass to and be vested in such successor Master Manager (a “Master Management Transfer”).  The Master Manager agrees to cooperate with the Transaction Manager and the successor Master Manager in effecting the termination of the responsibilities and rights of the Master Manager to conduct the Master Management Services hereunder, including, without limitation, the transfer to such successor Master Manager of all authority of the Master Manager to conduct the Master Management Services.  The Master Manager shall promptly (x) assemble all of the Master Manager’s documents (including copies of all Customer Contracts, if any), instruments and other records (including files, licenses, rights, copies of all relevant computer programs and any necessary licenses for the use thereof, related material, computer tapes, disks, cassettes and data) that are necessary or desirable to enable the successor Master Manager to effect the immediate performance of the Master Management Services hereunder, with or without the participation of the Transaction Manager or the Master Manager, and (y) either (i) deliver all of the foregoing documents, instruments and other records to the successor Master Manager at a place designated by it or (ii) grant a license to (x) occupy and use the premises where all of the foregoing documents, instruments and other records are located and (y) access such documents, instruments and other records.

(c)           All costs and expenses incurred by the Master Manager, the successor Master Manager and the Transaction Manager in connection with any Master Management Transfer shall be reimbursed pursuant to the terms, and to the extent of amounts available for payment under, Section 5.13 of the Base Indenture.

(d)           The parties hereto each agree that the successor Master Manager shall be selected in accordance with the terms of the Replacement Management Agreement.  In the event of any conflict between this Master Management Agreement and the Replacement Management Agreement, the Replacement Management Agreement shall control.

Section 7.3.  Appointment of Successor Master Manager.

(a)           On and after the date of receipt by the Master Manager of a Master Manager Termination Notice pursuant to Section 7.2  or the Master Manager’s resignation in accordance with the terms of this Master Management Agreement, the Master Manager shall continue to perform all Master Management Services hereunder, until (i) in the case of termination, the date specified in such Master Manager Termination Notice or, if no such date is specified in such Master Manager Termination Notice or is otherwise specified by the Transaction Manager (acting at the direction of the Control Party or the Replacement Manager), a date mutually agreed up by the Master Manager and the Transaction Manager (acting at the direction of the Control Party or the Replacement Manager) or (ii) in the case of resignation, the date upon which the predecessor Master Manager shall become unable to act as Master Manager, as specified in the notice of resignation.  The Transaction Manager (acting at the direction of the Control Party or the Replacement Manager) shall as promptly as possible after the giving of a Master Manager Termination Notice or receiving notice of the Master Manager’s resignation, appoint a successor Master Manager in accordance with the terms of the Replacement Management Agreement.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1.  Notices.  All notices from one party to the other party shall be in writing and shall be sent to the other party’s address by (a) delivery by a reputable courier service or by certified mail (return receipt requested) or (b) by facsimile transmission (or the equivalent transmission providing written confirmation of receipt at the facsimile number of the addressee) with a copy sent in either manner described in clause (a), all charges prepaid.  The date of receipt or refusal to accept shall be the effective date of any such notice.

Transaction Manager NuCO2 Management LLC 2800 S.E. Market Place Stuart, FL 34997 Attention: General Counsel	The Master Manager NuCO2 Inc. 2800 S.E. Market Place Stuart, FL 34997 Attention: General Counsel

Trustee U.S. Bank National Association EP-MN-WS3D 60 Livingston Avenue St. Paul, MN 55107 Attention: Structured Finance/NuCO2

Section 8.2.  Entire Agreement.  This Master Management Agreement and the other Related Documents set forth the entire agreement and understanding among the parties with reference to the transactions contemplated hereby and supersede any and all other oral or written agreements heretofore made.

Section 8.3.  Severability.  If any provision of this Master Management Agreement or the application of any provision hereof to any Person or in any circumstances is held invalid, the remainder of this Master Management Agreement and the application of such provision to other Persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Master Management Agreement.

Section 8.4.  CONSENT TO JURISDICTION.

EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS MASTER MANAGEMENT AGREEMENT OR ANY OTHER RELATED DOCUMENT, AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING, OR DELIVERY, OF COPIES OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN SECTION 8.1 HEREOF.  EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 8.5.  Waiver of Jury Trial.  The parties hereto each waive their respective rights to a trial by jury of any claim or cause of action based upon or arising out of or related to this Master Management Agreement, or the transactions contemplated hereby, in any action, proceeding or other litigation of any type brought by any of the parties against any other party or parties, whether with respect to contract claims, tort claims, or otherwise.  The parties hereto each agree that any such claim or cause of action shall be tried by a court trial without a jury.  Without limiting the foregoing, the parties further agree that their respective right to a trial by jury is waived by operation of this Section 8.5 as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Master Management Agreement or any provision hereof.  This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Master Management Agreement.

Section 8.6.  Further Assurances.  The Master Manager shall furnish to the Transaction Manager any further instruments, in form and substance reasonably satisfactory to it, which it may reasonably require or deem necessary, from time to time, to evidence, establish, protect, enforce, defend or secure it and any and all of its rights hereunder.

Section 8.7.  Amendments; Waivers.  Any term, covenant, agreement or condition of this Master Management Agreement may only be amended with the consent of the Transaction Manager and the Co-Issuers or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Transaction Manager and the Co-Issuers and in any such event the failure to observe, perform or discharge any such covenant, condition or obligation (whether such amendment is executed or such consent or waiver is given before or after such failure) shall not be construed as a breach of such covenant, condition or obligation or as a Master Manager Default.

Section 8.8.  Third Party Beneficiaries.  Each of the Master Issuer, the Contract Holder, the Equipment Holder, the IP Holder and the Trustee shall be an express third party beneficiary of this Master Management Agreement entitled to directly enforce this Master Management Agreement.  In addition, each of the Control Party and the Replacement Manager shall be an express third party beneficiary of this Master Management Agreement and may exercise the rights of the Master Manager and the Transaction Manager, and enforce the obligations of the Master Manager and the Transaction Manager hereunder, in each case without the consent of either the Master Manager or the Transaction Manager, provided that such action shall be in accordance with the terms of the Replacement Management Agreement.

Section 8.9.  Successors and Assigns.  This Master Management Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.  All agreements, statements, representations and warranties made by the Master Manager herein or in any certificate or other instrument delivered by the Master Manager or on its behalf under this Master Management Agreement shall be considered to have been relied upon by the Transaction Manager and shall survive the execution and delivery of this Master Management Agreement.  The Master Manager acknowledges and agrees that the rights of the Transaction Manager hereunder will be pledged to the Trustee pursuant to the Indenture.

Section 8.10.  No Bankruptcy Petition.  Each of the Master Manager and the Transaction Manager by entering into this Master Management Agreement covenants and agrees that, prior to the date which is one year and one day after the full satisfaction and discharge of the Indenture in accordance with the terms thereof, it will not institute against, or join any other Person in instituting against the Transaction Manager and the Master Manager, respectively, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law.

Section 8.11.  Relationship of Parties.  Except as provided in Section 8.16 of this Agreement, nothing contained in this Master Management Agreement is intended to create, or shall in any event or under any circumstance be construed as creating, a partnership, joint venture, tenancy-in-common, joint tenancy, agency or other relationship of any nature whatsoever between the Master Manager and the Transaction Manager.  The Master Manager acknowledges that (a) the Master Manager is represented by competent counsel and has consulted counsel before executing this Master Management Agreement and (b) it has relied solely on its own judgment and advisors in entering into the transactions contemplated hereby.

Section 8.12.  Limitation on Liability; Indemnity.  (a) None of the shareholders, directors, officers, employees or agents of the Master Manager shall be under any liability to the Transaction Manager or any other Person for any action taken or for refraining from the taking of any action taken in good faith pursuant to this Master Management Agreement; provided, however, that this provision shall not protect the Master Manager against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder.

(b)           Notwithstanding the foregoing, the Master Manager hereby agrees to indemnify and hold harmless the Transaction Manager and its successors and assigns and each of its officers, directors, affiliates, agents and representatives from and against any claim, loss, liability, damage, settlement, cost or other expense including reasonable attorney’s fees and expenses that arise out of, relate to or are in connection with any negligent act or any negligent failure to act of the Master Manager in the performance of its duties hereunder or any breach by the Master Manager of any representation, covenant or other provision hereunder.

This Section 8.12 shall survive termination of this Master Management Agreement.

Section 8.13.  Governing Law.

THIS MASTER MANAGEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

Section 8.14.  Counterparts.  This Management Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 8.15.  Limitation on Payment.  Any and all payments, including but not limited to fees, expenses and costs, to be made to the Master Manager under this Master Management Agreement shall be made only to the extent of funds received by the Transaction Manager in accordance with Section 5.13 of the Base Indenture.

Section 8.16.  Status of Parties.  The Master Manager is authorized pursuant to this Master Management Agreement to act as the authorized agent of the Transaction Manager for the purposes set forth in this Master Management Agreement.

Section 8.17.  Limitations on Authority.  Except as expressly set forth herein, the Master Manager, in its capacity as Master Manager, shall not be authorized to manage the affairs of the Transaction Manager.  The management, policies, and operations of the Transaction Manager shall be the responsibility of the Transaction Manager and the member of the Transaction Manager acting pursuant to and in accordance with their respective Organizational Documents and other applicable documents.

Section 8.18.  Headings and Captions.  The headings or captions in this Master Management Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Master Management Agreement or any provisions thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Master Management Agreement has been executed by the duly authorized signatories of the parties hereto all as of the day and year first above written.

NuCO2 Inc., as Master Manager

By:	/s/ Eric M. Wechsler
Name: Eric M. Wechsler
Title: General Counsel

NuCO2 Management LLC, as Transaction Manager

By:	NuCO2 Inc., its Member

	By:	/s/ Eric M. Wechsler
Name: Eric M. Wechsler
Title: General Counsel

EXHIBIT A

POWER OF ATTORNEY

LIMITED POWER OF ATTORNEY (SPECIAL)

KNOW ALL MEN BY THESE PRESENTS, that NuCO2 Management LLC (the “Transaction Manager”), pursuant to the Master Management Agreement (the “Master Management Agreement”), dated as of May 28, 2008, by and between NuCO2 Inc., as manager (the “Master Manager”) and the Transaction Manager, does hereby nominate, constitute and appoint the Master Manager as its true and lawful attorney-in-fact for it and in its name, place, stead and for its use and benefit:

To perform any and all acts which may be necessary or appropriate to enable the Master Manager to provide the Master Management Services in accordance with the terms of the Master Management Agreement, giving and granting unto the Master Manager full power and authority to do and perform any and every act necessary, requisite, or proper in connection with the foregoing and hereby ratifying, approving or confirming all that the Master Manager shall lawfully do or cause to be done by virtue hereof.

Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Master Management Agreement.

IN WITNESS WHEREOF, the undersigned has caused this limited power of attorney to be executed as of this       day of                      2008.

NuCO2 Management LLC

By:	NuCO2 Inc., its Member

By:
Name:
Title:

Schedule 5.1(d)

LITIGATION

Pop’s Pancakes, Inc. and Zuccarelli’s Italian Kitchen, Inc. v. NuCO2 Inc.

Alysia M. Torres, as Personal Representative of the Estate of George Torres, deceased 3BM Casselberry, Inc. d/b/a McDonalds, McDonalds Restaurants of Florida, Inc., McDonalds Corporation, and NuCO2 Inc.

Schedule 5.1(e)

TAXES

Federal income tax audit for fiscal 2005

Florida sales tax for 11/03-10/06

Texas franchise tax for 2003-2006

Mississippi sales tax for 11/04-1/08

California sales tax for 10/04-12/07

Schedule 5.1(h)

INSURANCE

Policy	Primary Insured	Co-Insureds
Auto	NuCO2 Supply LLC	NuCO2 Funding LLC, NuCO2 Management LLC, NuCO2 IP LLC, NuCO2 LLC, NuCO2 Inc.
Workers Compensation	NuCO2 Management LLC	NuCO2 Funding LLC, NuCO2 Supply LLC, NuCO2 IP LLC, NuCO2 LLC, NuCO2 Inc.
General Liability	NuCO2 LLC	NuCO2 Funding LLC, NuCO2 Management LLC, NuCO2 Supply LLC, NuCO2 IP LLP, NuCO2 Inc.
Umbrella	NuCO2 LLC	NuCO2 Funding LLC, NuCO2 Management LLC, NuCO2 Supply LLC, NuCO2 IP LLP, NuCO2 Inc.
Excess Liability	NuCO2 LLC	NuCO2 Funding LLC, NuCO2 Management LLC, NuCO2 Supply LLC, NuCO2 IP LLP, NuCO2 Inc.
Punitive Damages Wrap	NuCO2 LLC	NuCO2 Funding LLC, NuCO2 Management LLC, NuCO2 Supply LLC, NuCO2 IP LLP, NuCO2 Inc.
Property	NuCO2 Supply LLC	NuCO2 Funding LLC, NuCO2 Management LLC, NuCO2 IP LLC, NuCO2 LLC, NuCO2 Inc.
Crime	NuCO2 Management LLC	NuCO2 Funding LLC, NuCO2 Supply LLC, NuCO2 IP LLC, NuCO2 LLC, NuCO2 Inc.
Employment Practices	NuCO2 Management LLC	NuCO2 Funding LLC, NuCO2 Supply LLC, NuCO2 IP LLC, NuCO2 LLC, NuCO2 Inc.
D&O (no transfer)	NuCO2 Inc.	NuCO2 Funding LLC, NuCO2 Management LLC, NuCO2 Supply LLC, NuCO2 IP LLC, NuCO2 LLC, Alvarez & Marsal, Inc., Alvarez & Marsal North America, LLC